Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 11, 2015

Relating to Program Prospectus Supplement dated September 11, 2015 and

Preliminary Prospectus dated October 15, 2014

Registration No. 333-199321

Solar Bonds are debt securities issued by SolarCity. As with any investment, purchasing Solar Bonds involves risk. You must make your own decision about whether and how much to invest in Solar Bonds. SolarCity cannot make any investment recommendations or otherwise provide any investment advice. Solar Bonds are not FDIC-insured. Your earnings and principal are not guaranteed.

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/Archives/edgar/data/1408356/000119312514371976/0001193125-14-371976-index.htm . Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on the Solar Bonds platform.

Introducing 3-Month Solar Bonds

•	Our most flexible bond offering

•	Attractive interest rates: 1.1% - 1.4%

•	Quarterly redemption option

•	Automatic rollover, interest re-investment

Flexible terms

•	Minimum investment from $1,000 - $100,000

•	Maximum investment $10,000,000

•	Interest paid quarterly

•	Redeemable at quarter end w/ 30 days notice

Offered by America’s leading solar company

•	Solar Bonds are issued by SolarCity—America’s #1 solar power company

•	Responsible for more than one third of U.S. residential solar installations[1]

•	Serving solar customers in 19 states and the District of Columbia

•	America’s largest solar employer: more than 12,000 employees

Get paid by the sun

•	Your earnings come from SolarCity and the monthly solar payments we receive from our more than 260,000 customers

•	SolarCity installs solar power systems on homes, businesses, and schools nationwide

•	Our customers make monthly solar payments based on long-term contracts

•	SolarCity pays you interest over the life of the bond, and your principal is repaid at redemption

About SolarCity
Founded in 2006:	Elon Musk (Chairman)
Lyndon Rive (CEO)
Peter Rive (CTO)
NASDAQ: SCTY Market Cap: $5.0 B2 2014 Revenues: $255M
Partnered with leading institutional investors—including Google, Goldman Sachs, Bank of America, U.S. Bank, and others—who have financed over $7 billion worth of solar projects with SolarCity.

solarbonds.solarcity.com | solarbonds@solarcity.com

SolarCity has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for offerings to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents SolarCity has filed with the SEC for more complete information about SolarCity and the offerings. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the prospectus relating to the Solar Bonds, and the pricing supplement relating to a particular series of Solar Bonds, on our website at solarbonds.solarcity.com. 1) GTM – Research U.S. PV Leadership Board. 2) As of close of trading September 8, 2015

09-10-15